MALONE & BAILE, PLLC
Certified Public Accountants
5444 Westheimer Rd., suite 2080
Houston, Texas  77056
(713)840-1210
Fax (713)840-9034




April 14, 2003

To the Board of Directors
Charles Booth, Inc.
1004 Depot Hill Road, Suite 1-E
Broomfield, CO 80020-7089


We have reviewed the financial statements of Charles Booth, Inc. for the three months and nine months ended September 30, 2002. Professional standards require that we provide you with the following information related to our review.

Accounting Estimates

Accounting estimates are an integral part of the financial statements prepared by management and are based on management's knowledge and experience about past and current events and assumptions about future events. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ slightly from those expected.

We evaluated the key factors and assumptions used to develop the estimates in determining that they are reasonable in relation to the financial statements as a whole.

Disagreements with Management

For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting or reporting matter that could be significant to the financial statements. We are please to report that no such disagreements arose during the course of the review.

Consultations with Other Independent Accountants

In some cases, management may decide to consult with other accountants about accounting matters, similar to obtaining a "second opinion" on certain situations. If a consultation involves application of an accounting principle to the Company's financial statements or a determination of the type of auditor's opinion that may be expressed in those situation, our professional standards require the consulting accountant to check with us to determine that the consultant has all the relevant facts. To our knowledge, there were no such consultations with other accountants.


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Difficulties Encountered in Performing the Review

We encountered no significant difficulties in dealing with management in performing and completing our review.

This information is intended solely for the use of the Board of Directors and management of September 30, 2002 and is not intended to be and should not be used by anyone other than these specified parties.

Very Truly Yours,

/s/ John C. Malone
------------------------
John C. Malone










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